Exhibit 99.1

MINUTES OF THE BOARD OF DIRECTORS

OF

ZULU ENERGY CORP.

September 25, 2007

At a telephone meeting of the Board of Directors of Zulu Energy Corp, notice being waived and all directors present, the following three resolutions were put forth.

RESOLVED: the Mr. Mohamed Gova be appointed to the Company’s Board of Directors to serve until the next meeting of shareholders.

Resolution carried.

RESOLVED: that Mr. Paul Stroud, the Company’s president be authorized and instructed to execute on behalf of the Company, the Binding Letter of Intent between Zulu Energy Corp., Nyati Mauitius Limited and Swansi Holdings Corp. whereby Zulu Energy Corp would acquire 50% working interest in the licenses covering approximately two million two hundred thousand (2,200,000) net acres of established and confirmed coal deposits in the country of Botswana, Africa to explore for and produce Coal Bed Methane Gas (CBM).

Resolution carried.

RESOLVED: the Company’s Chief Financial Officer, Satyendra Deshpande be authorized and instructed to execute the employment agreement of Mr. P. Paul Stroud, CEO as soon as is possible: all directors being informed and satisfied with the terms of that agreement.

Resolution carried.

RESOLVED: that due to the magnitude of the CBM project in Botswanaland, it is the in the best interests of the Company and its stockholders to concentrate all efforts on that project and to drop the Company’s mineral claims in the Red Lake district of northern Ontario, Canada.

Resolution carried.

There being no further business, the meeting was adjourned.

/s/ Satyendra Deshpande

    Satyendra Deshpande, Secretary